Exhibit (99)B

FOR IMMEDIATE RELEASE

Contacts:	Susan Kahn, Target Communications, (612) 761-6735
Target Media Hotline, (612) 696-3400
John Hulbert, Investor Relations, (612) 761-6627

Target Financial And Retail Services President Terry Scully to Retire

Scott Kennedy Named as Successor

MINNEAPOLIS (March 13, 2013) — Target Corporation (NYSE: TGT) announced today that Terry Scully, 60, President, Financial and Retail Services, plans to retire in March 2014. Effective April 1, 2013, Mr. Scully will move into a strategic advisory role, ensuring a smooth transition for our financial services operations following the sale of our portfolio to TD Bank Group.

“For nearly 35 years, Terry has been a valuable member of this Target team,” said Gregg Steinhafel, Chairman, President and CEO. “And, for the past decade, Terry’s leadership and his vision have led to the creation of an exceptional suite of financial products and services, which were critical in strengthening guest loyalty and delivering substantial profitable growth. I appreciate his many contributions and am grateful that Target will continue to benefit from Terry’s expertise during this transitional period.”

Since joining the company in 1979, Mr. Scully has held a variety of financial and credit card roles. In 1998, he became Vice President of Finance for Target Financial Services, and he was promoted to his current role in 2003.

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Target also announced today that Scott Kennedy, 44, Vice President, Pay and Benefits, is being promoted to succeed Mr. Scully as President of Target Financial and Retail Services. Mr. Kennedy joined Target in 2005 as Vice President, Assurance. During his tenure with Target, he has also held positions as Vice President, Controller and Vice President of Finance for Target Financial Services. He was named to his current role in 2010.

“Scott brings strong leadership, strategic perspective and broad financial experience to his new role,” said John Mulligan, EVP and CFO. “I am confident that Target Financial and Retail Services will continue to thrive under his direction.”

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,787 stores – 1,784 in the United States and three in Canada -- and at Target.com. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/corporateresponsibility.

For more information, visit Target.com/Pressroom.

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